GSA Capital Partners LLP

Code of Ethics

January 2018

Contents

Section 1 Introduction and General Provisions	3
Section 2 Financial Crime, Anti-Bribery & Corruption	4
Section 3 Personal Account Dealing	17
Section 4 Communications with external third parties and the media	21

Section 1 Introduction and General Provisions

GSA Capital Partners LLP is the main entity of an investment management group comprised of the following entities:

-	GSA Capital Partners LLP
-	GSA Capital Services Limited
-	Green Park Research Limited
-	GSA Capital Partners (New York) LP
-	GSA Capital Partners (USA) LP and each series forming part of this LP
-	GSA PEV LP
-	GSA NYGP Ltd
-	GSA Capital Partners (Hong Kong) Limited

Together, these entities are hereinafter referred to as “GSA”, “we”, “our” or “us”.

This Code of Ethics (the “Code”) is designed around GSA’s particular activities and aims to encompass the standards required to comply with the requirements of our regulators, relevant legislation globally and GSA’s own internal policies.

The Code is issued in conjunction with GSA’s Compliance Manual (the “Manual”) which is a compliance policies and procedures document required of FCA authorised investment managers.

In this Manual, “Staff member” and “you” refer to an individual employee, partner, contractor or other agent of GSA. References to the “CCO” or “Compliance Officer” means the Chief Compliance Officer. Defined terms not specifically explained within the text of the Code are set out in Appendix 5 of the Manual.

All Staff members are required to comply with the Federal Securities Laws, the duties owed by GSA to its Clients, the Manual and this Code.

In particular:

1.    Each Staff member must read both the Manual and the Code in their entirety and then execute the Acknowledgement and Certification of Receipt of Compliance Manual and Code of Ethics (appended to the Manual at Appendix 1) and return the completed certification to the CCO.

2.   Each Staff member must read, and acknowledge as read, each version of GSA’s Security Policy and the Business Continuity Manual as and when each document is updated and re-issued.

3.   If you contribute to or are responsible for any aspect of GSA’s trading activities – for example, you are a model owner, or you are a member of GSA’s Execution Services Group, Operations, Trading Operations, or Core technology teams – then you must read, and acknowledge as read, each version of GSA’s Order Execution Policy as and when that document is updated and re-issued.

Breaches of the Manual and/or the Code may result in severe penalties for GSA and the individuals involved, including potential civil or criminal penalties such as: disgorgement of personal account trading profits, fines, regulatory sanctions and imprisonment. For you, breaches of the Manual or the Code may result in severe disciplinary action, including suspension or termination of your relationship with GSA.

Issues which cannot be resolved through reference to this Manual must be directed to the Chief Compliance Officer (“CCO”). GSA’s CCO is Tim Kuschill. In many situations, the CCO delegates execution of tasks to members of his team within the Legal & Compliance department (“L&C”). If you are unable to contact the CCO, you may discuss matters with a member of L&C, and references to the CCO in this Code should be read accordingly.

Section 2 Financial Crime, Anti-Bribery & Corruption

The following section is of critical importance. It is essential that all Staff members comply with GSA’s policies designed to eliminate the illegal activities described in this section. GSA considers any breach of these policies to be an extremely serious offence. Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

2.1	GSA’s approach to Insider Dealing, Insider Trading and Market Abuse

Wherever you work for GSA, you are subject to the Rules explained below, which are designed to cover both the UK/EU concepts of “insider dealing” and “market abuse” and the US concepts of “insider trading” explained below, and to prevent any occurrence of such activities. References to “sensitive information” should be therefore interpreted as referring to each of (i) “inside information” under the UK criminal regime for Insider Dealing, (ii) “material, non-public information” under the US criminal regime for insider trading and (iii) “inside information” as used in the UK/EU market abuse regime. Similarly, references to “insider dealing” should be interpreted as referring to each of (x) “insider dealing” under the EU market abuse regime, and (y) “insider trading” under US regulations.

a.	Summary of the UK Criminal Insider Dealing Legislation

Insider Dealing is made a criminal offence in Part V of the Criminal Justice Act 1993 (the “CJA”). The CJA makes it an offence to use non-public, price-sensitive information (“inside information”) in order to make a profit or avoid a loss when dealing in shares, debt securities, derivatives or other investments described as “price affected securities” by the CJA, or to enable anyone else to do so.

Inside information is defined as information which:

-	relates to a particular issuer or to particular securities;

-	is specific or precise;

-	has not been made public; and

-    if it were made public would likely to have a significant effect on the price of any securities (“price” includes value in this context).

Dealings are covered even if they are off-market and even if they are for a third party.

All Staff members must therefore be aware that they may commit a criminal offence punishable by a fine and imprisonment if, where they hold inside information, before the inside information becomes public, they do any of the following:

-          try to profit from the inside information by dealing in shares;

-	instruct, encourage or advise any broker, colleague, friend or family member or other person to buy, sell or underwrite the relevant shares; or

-	disclose the inside information to any other person other than in the proper course of your employment (i.e. it is proper and necessary, e.g. to comply with internal procedures).

This is the case even if:

-          the Staff member deals only for friends and family, for GSA or for a Client of GSA;

-          the Staff member deals off-exchange;

-          the securities dealt in are not quoted in London, or, in the case of warrants, options or futures contracts or CFDs, on any exchange;

-          the Staff member receives the information outside of their work environment and deals solely for their personal account;

-	neither the Staff member nor GSA acts for or advises the company whose shares or debt securities are dealt in or to which the warrants, options or futures contracts or CFDs are linked;

-          the Staff member is himself only given the inside information by a contact, whether or not connected with the company dealt in;

-          the inside information relates not just to the company or sector in the securities of which the Staff member or his contact deals;

-          the inside information relates primarily to a different company from the one in which the Staff member or his contact deals;

-          the Staff member does not deal themselves, but instead instructs, encourages or advises another person to deal, including for their own account rather than on behalf of the Staff member;

-          the transaction is executed on a non-UK exchange or the broker or contact instructed, encouraged or advised to deal is outside the UK.

Staff members should note that both the FCA and other enforcement agencies investigate insider dealing and that they can require information to be given under oath. Moreover, regulators and exchanges globally monitor trading continuously see if any dealings before price-sensitive information is announced were unusual for the company or security concerned and report any suspicious transactions to the FCA.

b.	Summary of US Insider Trading Rules

Federal and state securities laws may prohibit both GSA and its Staff members from trading securities – including equity and debt securities and derivative instruments – for GSA or for others, including GSA's Clients, based on "material, non-public information". These laws also prohibit the improper dissemination of material, non-public information to others who trade securities (so-called "tipping"). These prohibitions apply to all Staff members and extend to activities within and outside of a Staff member's duties at GSA. If a Staff member learns of information that he or she believes may be considered material, non-public information, contact the CCO.

Insider trading may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years’ imprisonment. The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, Clients and Investors may sue seeking to recover damages for insider trading violations.

The law that address insider trading is complex; a Staff member legitimately may be uncertain about the application of these laws in a particular circumstance. Staff members should direct any questions relating to insider trading to the CCO. A Staff member must also notify the CCO immediately if he or she knows or has reason to believe that a violation of insider trading laws has occurred or is about to occur.

Procedures to prevent Insider Trading and the Misuse of Material Non-Public Information

i.	Buying or selling securities on the basis of material, non-public information is prohibited. This would include purchasing or selling (i) for a Staff member’s own account or one in which the Staff member has direct or indirect influence or control, or (ii) for the account of a Client. If any Staff member is uncertain as to whether information is “material” or “non-public,” such person should consult the CCO.

ii.	Disclosing material, non-public information to inappropriate persons, whether or not for consideration (i.e. tipping), is prohibited. Material, non-public information may be disseminated only within certain specifically-agreed situations where all recipients of the information have agreed to maintain the disclosed information in confidence and not to trade on the basis of such information. The CCO must be consulted before any such relationship is entered into or any disclosure of material non-public information is otherwise considered or attempted.

iii. Assisting anyone transacting business on the basis of material, non-public information through a third party is prohibited.

The following concepts are central to an understanding of the US regime:

What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality are decided by the specific facts of the situation in question. Staff members should direct any questions regarding the materiality of information to the CCO.

Material information often relates to a company’s results and operations, including, for example, offerings, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, pre-publication information regarding reports in the financial press may also be deemed material.

What is “Non-public” Information?

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other generally circulated publication, and after sufficient time has passed so that the information has been disseminated widely.

When is a "Duty" Violated?

US law generally requires that a duty be violated in order to have an insider trading violation. This also can be a difficult determination to make, as one needs to examine not just the information itself, but the source of the information and what duties are owed (and these duties do not necessarily have to be owed to the source of the material, non-public information); for example, an officer can owe a variety of duties to a company by virtue of her position or an independent contractor can assume a duty of confidentiality by contract. An affirmative misrepresentation may be considered an equivalent of a breach of duty for insider trading purposes.

With respect to so-called "tipper-tippee" liability, a person (the "tippee") who receives material non-public information from another (the "tipper") will be deemed to have breached a duty when the tipper has disclosed the information in question in exchange for a personal benefit. Whether a personal benefit has been received is a fact-specific inquiry. Under a recent ruling of the US Supreme Court, a personal benefit may be inferred where material non-public information is communicated to a close friend or relative.

However, be aware that no breach of duty needs to be shown to prove insider trading in the context of tender offers. Tender offers represent a particular concern under the laws governing insider trading for two reasons: first, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while aware of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

Additionally, supervisors that fail to adequately enforce the policies and procedures aimed at preventing insider trading may also be liable. Recently, a senior research analyst was suspended from the securities industry and had to pay a fine for failing to appropriately respond to red flags of insider trading by an employee under his supervision.

c.	EU Offence of Market Abuse

The FCA and other regulators may take enforcement action against any Staff member, not just Approved Persons, or GSA itself, for behaviour falling short of the criminal offence of Insider Dealing under the Market Abuse regime. The market abuse offences relate to the inappropriate use of price-sensitive non-public information relating to listed financial instruments or conduct amounting to market manipulation.

The market abuse regime covers offences involving “listed financial instruments”, i.e., securities admitted to trading on any EU trading venue (or where a request for admission to such a trading venue has been made). EU trading venues currently include regulated markets (e.g. LSE), multi-lateral trading facilities or MTFs (e.g. AIM or Turquoise) and Organised Trading Facilities (“OTFs”), a new type of trading venue designed for non-equities. The market abuse regime also covers “related financial instruments”, i.e. financial instruments the price or value of which depends on, or has an effect on, the price and value of any listed financial instruments (e.g. a derivative related to a listed financial instrument, or a proposed new issuance of securities).

Market abuse consists of any of the following types of behaviour (or requiring or encouraging such behaviour):

Market Abuse offence of Insider Dealing

This relates to the civil offence of Insider Dealing (as opposed to the criminal offence as outlined above). The insider dealing offence occurs when an insider uses inside information to deal in financial instruments. Staff members should note that, under the market abuse regime, there is statutory presumption that a person in possession of inside information is deemed to have “used” that information if he deals in the relevant financial instruments. It should also be noted that there is a presumption that amending or cancelling a pre-existing order once in possession of inside information amounts to insider dealing.

The following definitions are relevant for these purposes:

Insider: any person who has inside information:

(a)                                as a result of their membership of the administrative, management or supervisory body of an issuer;

(b)                                as a result of holding capital of an issuer;

(c)                                 as a result of having access to the information through their employment, profession or duties;

(d)                                as a result of criminal activities; or

(e)                                which they have obtained by other means, (e.g. a tip-off from a friend), and which they know, or could be reasonably expected to know, is inside information.

Inside information: means:

(a)	information of a precise nature (meaning that it indicates a set of circumstances or an event and is specific enough to draw a conclusion as to the possible effect on the price),

(b)         which has not been made public,

(c)         which relates, directly or indirectly, to one or more issuers or to one or more listed financial instruments, and

(d)    which would, if it were made public, be likely to have a significant effect on the price of the listed financial instruments or related financial instruments (i.e. it would influence the investment decision of a reasonable investor).

Where an investment is a commodity derivative, inside information is defined as information:

(a)	of precise nature;
(b)	relating directly or indirectly to one or more commodity derivatives or the related spot commodity contract;

(c)     which, if it were made public, would be likely to have a significant effect on the price of such derivatives or related spot commodity contracts, and

(d)    where this is information which is reasonably expected to be disclosed or is required to be disclosed in accordance with the applicable law, market rules, contract, practice or custom in the relevant commodity derivatives or spot markets.

The insider dealing offence also covers attempted insider dealing and “tipping” (i.e. encouraging or requiring another person to deal on inside information).

Unlawful Disclosure of Inside Information

This offence applies when an insider discloses inside information to another person otherwise than in the proper course of the exercise of his/her employment, profession or duties. This would apply if you were, for example, in possession of inside information in relation to a proposed takeover bid as part of your professional responsibilities (e.g. GSA has signed a Non-Disclosure Agreement (“NDA”) to receive sensitive information), and disclose this information to a personal acquaintance or family member. It should be noted that (unlike with the insider dealing tipping offence above) it is not necessary for the recipient of such unlawful disclosure to deal on the information for the offence of unlawful disclosure to be committed.

Market Manipulation Offences

The Market Manipulation offences include the following types of misconduct and any attempts to perform them:

•	Manipulating Transactions: effecting transactions or orders to trade which give, or are likely to give, false or misleading signals as to the supply of, or demand for, or as to the price of, one or more financial instruments, or secure the price of such financial instruments at an abnormal or artificial level.
•	Manipulating Devices: behaviour consisting of effecting transactions or orders to trade likely to affect the price of a financial instrument which employ fictitious devices or any other form of deception.
•	Dissemination of False or Misleading Information: disseminating information which gives, or is likely to give, a false or misleading impression as to a qualifying investment by a person who knew or could reasonably be expected to have known that the information was false or misleading (including spreading false rumours). Note that it is not necessary for the information to actually mislead, but merely to be thought likely to do so.

It should be noted that Market Manipulation offences also cover behaviour relating to spot commodity contracts and not only financial instruments, provided that such behaviour is likely, or is intended, to have an effect on the price or value of a financial instrument (e.g. an exchange traded commodity derivative).

Note also that the EU’s Market Abuse Regulation identified certain behaviours that may be indicative of market manipulation. GSA actively monitors its trading for signs of the following behaviours:

-          Quote Stuffing – entering large numbers of orders and/or cancellations/updates to orders so as to create uncertainty for other participants, slowing down their process and to camouflage their own strategy.

-          Momentum ignition – entry of orders or a series of orders intended to start or exacerbate a trend, and to encourage other participants to accelerate or extend the trend so as to create an opportunity to unwind/open a position at a favourable price.

-          Layering and Spoofing - submitting multiple orders away from the touch on one side of the order book with the intention of executing a trade on the other side of the order book. Once that trade has taken place, the manipulative orders will be removed.

d. GSA Insider Dealing and Market Abuse Policy

(i)	Responsibilities of all Staff members

GSA’s internal policy is to prohibit:

(a)    the buying or selling of financial instruments of any type by any person in possession of or on the basis of sensitive information, unless such activity is expressly approved in advance by the CCO (which approval may only be given if the activity in question falls within a legally permitted exception under applicable law); and

(b)    the commission or the occurrence of any of the types of activity defined above as market abuse. All Staff members must ensure that any such offence does not either intentionally or inadvertently occur, either in relation to trading on behalf of any GSA Client of in their own personal account dealing actions.

(ii)	Identifying sensitive information

Before executing any trade for oneself or others, including any GSA Client, every Staff member must determine whether he or she has access to sensitive information. As part of this process:

-	Before you trade, consider each piece of information at your disposal in the context of the concepts explained above.

-	You should be aware that you may be exposed to sensitive information at company or broker meetings or in conversations with other counterparties, including advisers to an issuer, bank analysts, other investors and other hedge funds. Contacts with public companies represent part of GSA’s research efforts and GSA may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Staff member, in the course of these contacts, becomes aware of sensitive information. You must immediately contact the CCO if you believe you may have received sensitive information. You must not, without the prior written consent of L&C, disclose the relevant information to any other person whether inside or outside of GSA (including your line manager).

-          Accordingly, no Staff member should agree to receive sensitive information in relation to the securities of any company without the prior approval of the CCO. If you do not have such permission, you should inform your counterparty that you do not want to be given sensitive information and that you do not wish to be restricted from dealing in the relevant financial instruments.

-          Staff members should promptly report to the CCO any circumstance where they have reason to believe that any rumour or unsubstantiated information might constitute sensitive information or might have been originated or circulated with the specific intent of influencing the market in any publicly-traded company. No action should be taken on the basis of such a rumour, nor should such rumour or information be communicated further, without the express approval of the CCO. Staff members should note that circulating and trading or making recommendations on the basis of rumours may, in certain circumstances, violate GSA’s insider dealing policy and market abuse policy.

-          Tender offers and other corporate actions involving the purchase, issue or restructuring of a company’s securities represent a particular concern in relation to sensitive information, as such actions often result in a significant re- rating of the relevant company’s securities upon public awareness of the proposed action. Accordingly, such activities, and the flow of information around their execution, are subject to intense scrutiny by Regulators. Staff members must exercise particular caution any time they become aware of potential sensitive information relating to any proposed corporate action.

(iii)	If you think you may have sensitive information

If you believe you might have sensitive information, you should take the following steps:

-          immediately alert the CCO or, if you cannot reach the CCO, a member of L&C;

-          inform them of all relevant details concerning the information that you have received;

-	do not execute any transaction in relation to the securities in question, for any GSA Client, yourself or any third party; and

-          do not communicate the information inside or outside of GSA, other than to the CCO or L&C member. They will review the issue, determine the status of such information and what action GSA should take (including, if appropriate, placing the relevant company on GSA’s Restricted List).

(iv)	GSA’s Restricted List

Where it is confirmed or suspected that a GSA Staff member has received sensitive information, GSA will prohibit GSA Client accounts and accounts Beneficially Owned by Staff members from trading in specific securities for a period of time, by placing the name of the company issuing the securities on a restricted list (the "Restricted List").

Executing a trade, or attempting to execute a trade, in any security on the Restricted List is prohibited, whether such action is attempted by a Staff member on behalf of any GSA Client or on behalf of any account which they Beneficially Own.

Unless another Staff member has been granted specific permission by the CCO to place any security on the firm’s Restricted List, the CCO or a member of L&C will determine if a security should be placed on the Restricted List. The Restricted List shall be re-circulated to all Staff when a security is added or removed from the Restricted List or when otherwise deemed appropriate by the CCO.

As at the date of this Manual, the CCO has granted a permission to certain members of the firm’s trading staff to place securities on the firm’s Restricted List so that they may receive sensitive information in relation to those securities. Those individuals, and the process whereby they may place a security on the firm’s Restricted List, are set out in the firm’s Order Execution Policy.

Please contact the CCO for further information regarding the Order Execution Policy.

(v)	Other precautionary measures

In order to prevent accidental dissemination of sensitive information, Staff members must also adhere to the following guidelines:

-          refrain from discussing sensitive information in public areas;

-          refrain from leaving sensitive or other confidential information on message devices;

-          maintain proper control of physical and electronic documents, restricting their access to approved personnel only;

- ensure that communications containing sensitive or confidential information are sent accurately and with appropriate warnings about the nature of the information and suitable restrictions on their onward distribution.

2.2	Anti-Bribery and Corruption

a.	The UK Bribery Act

The UK’s Bribery Act 2010 (the “Bribery Act”) applies to all UK entities as well as any overseas entities that carry on a business in the UK. The Bribery Act applies extra-territorially to all firms falling within its remit – i.e. all worldwide activities of any firm that is subject to the Bribery Act fall within the scope of the legislation. Staff members must therefore be mindful of the provisions of the Bribery Act and its practical implications at all times whilst carrying out their functions, and in all jurisdictions.

There are 4 key offences under the Bribery Act:

-          Bribery - the offence of offering, promising or giving a bribe (i.e., a financial or other benefit which can take the form of money, goods or services and also includes receiving preferential treatment) by inducing someone to perform their duties improperly (i.e., contrary to their moral, good faith or contractual obligations).

-          Being Bribed - The offence of requesting or receiving a bribe or inducement in return for performing your duties improperly.

-          Bribery of a Foreign Public Official - Foreign Public Officials are generally those persons carrying out legislative, public administrative or judicial functions. This can include officials of sovereign wealth funds and similar bodies.

-          Failure of a Commercial Entity to Prevent Bribery From Being Carried Out On Its Behalf - a firm can be found liable for the corrupt acts of any persons or entities who, in the course of business, perform services on behalf the firm. This is designed to prevent a business “turning a blind eye” to activities surrounding its own business processes. It is a defence for the business to show that it had adequate procedures in place to try to prevent bribery or corruption taking place on its behalf, notwithstanding that bribery did actually take place.

The Bribery Act introduces 6 key principles which firms should apply when designing their anti-corruption processes and procedures:.

-          A firm’s anti-bribery systems and controls should be clear, practical and proportionate to the bribery risk faced by the firm and to the nature, scale and complexity of the firm’s business activities.

-          The top-level management of a firm is committed to preventing bribery by persons associated with it. They foster a culture within the organisation in which bribery is never acceptable.

-          A firm must undertake a risk-based review of all of its business activities, looking at the countries, sectors, transactions and business partners involved, so that it can assess the nature and extent of its exposure to potential external and internal risks. The assessment is periodic, informed and documented.

-          A firm must carry out proportionate and risk-based due diligence on persons who perform or will perform services for or on behalf of the firm. This includes reviewing and assessing new business opportunities to mitigate bribery risks

-          A firm must ensure that its policies and procedures are embedded and understood throughout the firm. This includes appropriate internal and external communication and training.

-          Firms must undertake ongoing monitoring and review of their processes in order to ensure that their anti-bribery and anti-corruption systems and controls remain appropriate as the business changes and develops

The maximum penalty for breaching the provisions of the Bribery Act is 10 years’ imprisonment and/or a fine. Corporate failure to adhere to the Rules can lead to FCA censure and/or criminal prosecution of the firm.

GSA’s Management Committee is committed to ensuring that a robust set of anti-bribery and corruption systems and controls are in place and that all Staff members are provided with ongoing training. GSA’s senior management undertakes periodic reviews of GSA’s internal systems and controls to ensure that they remain appropriate in context of GSA’s evolving business plan and structure.

When assessing GSA’s current risk profile in this area, senior management has observed the following material characteristics of GSA’s core business activities:

-          GSA is an investment manager, employing trading strategies which invest in liquid, exchange-traded instruments listed on major international markets. Whilst there is some contact with brokers and companies, GSA’s trading is predominantly algorithmic in nature, and therefore few trading decisions require contact with non-GSA individuals in order to decide whether or not to execute any particular trade.

-          GSA’s various alpha capture strategies make annual payments to a wide variety of brokers and research houses who supply certain GSA Funds with trading ideas. These payments are largely based around a trade idea’s success, however the GSA Funds retain the ability to make payments on a discretionary basis in order to incentivise contributors to maintain their input to the strategies. This discretionary process, if used, is carefully controlled.

-	GSA does not undertake any illiquid or private-equity style investments as part of its investment strategy. Its use of research analysts is very limited, and it does not publish investment research.

-          GSA’s desire for a diversified, global investor base may periodically place Staff members and agents into contact with sovereign wealth funds and other governmental agencies.

-	GSA’s investment strategies necessitate extensive use of and expenditure on technology, market data and related infrastructure, which makes GSA a potentially attractive client for many suppliers of such services.

Given these key characteristics, GSA’s core business activities have been assessed by GSA’s CCO as being at relatively low risk from potential bribery and corruption. However, the following areas have been noted as requiring specific attention:

(i)	Portfolio Transaction Risks

The greatest risks posed by GSA’s trading strategies are presented by the small number of discretionary trades where the relationship between the GSA Staff member trading and the broker or company allocating access to an investment opportunity can be a factor in whether GSA receives any allocation of the security in question. However, when GSA does engage in such transactions, these are only ever with large, regulated brokers where the risk of any potential bribery or corruption issues arising are minimal. Furthermore, such transactions are carried out over recorded telephone lines.

(ii)	Marketing Risks

This is one of the greatest areas of potential risk for GSA, particularly when dealing in what are deemed to be high risk areas, such as the Middle East, Asia and Africa, where governments and quasi-governmental institutions such as sovereign wealth funds control a material amount of wealth and are active international Investors, whilst operating within materially different business cultures.

In reality, the risk here is greatly reduced for GSA. We have an experienced sales team who are fully trained on applicable marketing and anti-fraud and corruption regulations. Caution is paid to any marketing activities involving public bodies (such as state pension funds and governmental bodies) and sovereign wealth funds, with particular attention being paid to understanding the full decision-making process of the potential investor.

(iii)	Hospitality and Gifts

This impacts GSA both as a potential recipient and also a supplier of hospitality and gifts.

Under the Bribery Act, bona fide, reasonable and proportionate corporate hospitality or other business expenditure intended to promote the image of a commercial organisation or to market or present its products and services, is legitimate. All Staff members should contact the CCO if they have any doubts in relation to any situation involving hospitality or gifts.

(iv)	Facilitation Payments

A facilitation payment is a type of bribe – typically, paying someone to perform a duty that they already have (for example, to more quickly or to give GSA special priority). Bearing in mind GSA’s core business areas, facilitation payments present little practical risk to GSA.

(v)	Payments to Third Party Contractors

GSA contracts with a large number of third party service providers, across a wide range of industry sectors.

Each business area has its own defined process to ensure that contracts and payments thereunder are approved by the appropriate line manager and/or the Management Committee before any payment can be committed to or made.

b.	Corporate Criminal Offences

The Criminal Finances Act 2017 introduced two new corporate criminal offences:

(1)                failing to prevent the facilitation of the evasion of UK taxes; and

(2)                failing to prevent the facilitation of the evasion of foreign taxes.

Tax evasion is fraudulent conduct which seeks to deprive the public revenue of money to which it is entitled. Tax evasion is characterised by dishonesty and may be committed by either (1) a positive act e.g. submitting false or misleading information or (2) by omission e.g. failing to declare income on which tax is due.

The corporate criminal offences can only take place if a person facilitates the fraudulent evasion of tax whilst acting in their capacity as an “associated” person. A person is “associated” with a relevant body if that person provides services for or on behalf of a relevant body. For GSA, associated persons include Staff members acting in their capacity as employees and anyone who acts as an agent for GSA. A third party will not be associated where they provide services ‘to’, rather than ‘for or on behalf of’ GSA. It follows that facilitation taking place outside of their capacity as an associated person does not give rise to corporate liability.

An offence may be committed by the corporate where:

a)	any entity, regardless of where it is based, fails to prevent its associated persons from criminally facilitating UK tax evasion; or

b)	where an entity with a UK connection fails to prevent its associated person from criminally facilitating non-UK tax evasion provided there is dual criminality.

A UK connection will be established where (1) the financial institution is incorporated in the UK (2) the financial institution has a place of business in the UK or (3) any aspect of the facilitation offence occurs in the UK (e.g. associated person meets a foreign taxpayer in the UK, even if neither person is normally based in the UK). For GSA Capital, the UK connection will be always be established.

GSA’s senior management is committed to ensuring that a robust set of systems and controls are in place to prevent the facilitation of tax evasion and that employees are provided with ongoing training. GSA’s senior management undertakes periodic reviews of GSA’s internal systems and controls to ensure that they remain appropriate in context of the firm’s evolving business plan and structure.

GSA’s senior management has undertaken a risk-based review of its business activities and has assessed that GSA’s core business activities are at a relatively low risk from potential facilitation of tax evasion.

If you become aware of past, current or probable future offences, this should be reported to your line manager or if not practicable in the circumstances, the Chief Financial Officer.

For further information, including a summary of the findings of GSA’s risk-based review of its business activities, please see the Prevention of the Facilitation of Tax Evasion – Communication by GSA’s MC (October 2017).

c.	US Foreign Corrupt Practices Act and the OECD Conventions

GSA and its employees are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Likewise, many countries in which GSA may invest or may purchase investments are signatories to the Organisation of Economic Cooperation and Development’s Convention of Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Conventions”). GSA prohibits any of its employees from making any payment to improperly obtain or retain business anywhere in the world. Without the prior review and written approval of the CCO, an employee shall not pay or give, offer to pay or give, or promise or authorize anything of value to a government official, directly or indirectly through a third party, to obtain or retain business, or otherwise secure an improper advantage. All payments of any kind to Government Officials that are approved must be accurately recorded in GSA’s books and records as required by the FCPA.

2.3	Inducements – Gifts, Entertainment, Corporate Hospitality

MiFID 2 has greatly extended the industry’s rules on the acceptable use and receiving of inducements by regulated entities like GSA and their staff, prohibiting the receipt of non-monetary benefits where their value exceeds a minimal threshold. This is to prevent conflicts of interest between GSA and its Clients, and thus to encourage the highest standards of care over the subsequent choice of counterparties for Client transactions.

Inducements may take many forms, including the receiving of gifts, entertainment, favours, preferential treatment and other forms of benefit or potential enrichment. These different forms of inducements are referred to hereinafter as “Gifts” or, where you are receiving or providing entertainment in the form of business drinks, lunches, dinners or corporate hospitality events, “Entertainment”.

Please note the following policy. Any Gift or Entertainment given or received by you in breach of this policy may result in disciplinary action against you:

1.	Receipt of Gifts by GSA: negligible value Gifts, such as branded pens and mouse mats may be received by Staff members. No other Gifts are permitted to be received by Staff members. Any Gifts received by Staff members that are not of negligible value must immediately be reported to L&C. Note that any Entertainment event where the provider of the Entertainment is not present with you will be treated as a Gift.

2.	Offering of Gifts by GSA: No Gift may be offered by GSA without the prior permission of L&C.

3.	Subject to the reporting and pre-approval requirements below, Entertainment may be received by Staff members and may be offered by Staff members to third parties, provided that the receipt, or offer, of the Entertainment does not impair compliance with GSA’s duty to act in the best interests of its Clients, is capable of enhancing the quality of the services that GSA provides to its Clients and has been disclosed to those Clients.

4.	The reporting and pre-approval requirements for Entertainment are as follows:

A.	General details to be provided to L&C: In all cases, you must communicate to L&C the nature of the Entertainment, including the provider (or recipient, as the case may be), the purpose, the approximate value and any other relevant information. You must make a genuine and realistic assessment of the value of Entertainment being provided. At times, a simple face value assessment may not be sufficient, and it may be appropriate to acknowledge a further premium in respect of availability, access, scarcity or other factors.

B.	Entertainment valued at £30 or below: Where the Entertainment is of a negligible value and the value is not more than £30 per head (or equivalent value in another currency), such Entertainment must be promptly reported to L&C and in any event no later than the last day of the calendar month in which the Entertainment takes place.

C.	Entertainment valued at £30 to £150: Where the value of the Entertainment is more than £30 per head but not more than £150 per head (or equivalent value in another currency) pre-approval for the receipt of provision of such Entertainment must be obtained from L&C. L&C will consider each request on a case-by- case basis and provide pre-approval for your request. If you are waiting for and do not receive pre-approval, you must assume that your request has not been granted and you must not accept or provide the Entertainment.

D.	Entertainment valued at £150 and above: If the value of the Entertainment is more than £150 per head (or equivalent in another currency), such Entertainment cannot be offered or accepted outright without first obtaining pre-approval from L&C. You may still be permitted to attend the event but must pay any per capita excess over £150 yourself or, where pre-approved by L&C, claim the relevant amount back from GSA via GSA’s usual expense reimbursement procedures. Again, if you are waiting for and do not receive pre- approval, you must assume that your request has not been granted and you must not accept or provide the Entertainment.

E.	Monitoring: Each staff member’s Entertainment receipts shall be monitored, with excessive, inappropriate or non-compliant usage being restricted You may be asked to provide a detailed statement of your monthly activity to L&C from time to time.

Other general points to bear in mind concerning inducements:

a.	L&C must be notified of any offer, suggestion, arrangement or other proposal put to you by any person which you feel is or may be an inducement or which may be or may not be viewed or construed as an inducement, except as set forth above.

b.	Another form of inducement is financial assistance. You must never allow any broker or counterparty to assist financially in the resolution of a dealing error unless the error was their responsibility.

c.	There should always be an existing relationship between GSA and any person offering or receiving a Gift or Entertainment or to whom such items are offered.

d.	In no event may a Staff member accept a Gift or Entertainment if the Staff member feels that he or she is expected to repay the giver through a business relationship with GSA or an affiliate.

e.	If a Gift or Entertainment would be embarrassing to the Staff member or to GSA if made public, the Staff member must decline it, nor may they offer any such item themselves to any third party.

f.	In no circumstances should a Staff member solicit any Gift or Entertainment from a business contact.

g.	In no circumstances should a Staff member accept or offer any Gift or Entertainment in the form of cash.

h.	Where a Staff member receives a Gift, or receives or provides any Entertainment, to or from a person with whom they have a substantial personal relationship, and the primary purpose of such interaction is personal and not business-related, and neither person intends to seek reimbursement for such Gift or Entertainment, then such activities are exempted from this policy.

In limited circumstances, where Entertainment or a Gift is received or provided by a Staff Member to or from a supplier of services to GSA itself, and which is not in respect of Client business, the ability for you to accept such Entertainment or Gift may be greater in scope than the requirements listed above. Nevertheless, you must not accept or provide the Entertainment or Gift without first notifying and obtaining pre-approval from L&C.

The CCO may, in exceptional circumstances and subject always to compliance with applicable rules, grant waivers and exemptions to this policy. Please consult the CCO should you feel your particular situation merits consideration.

2.4	Political Contributions

SEC Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”), limits GSA, and its Staff members, and any groups or committees that they might control, from making political contributions to, or solicitations for, public officials (or candidates therefor) who may have influence over the selection of GSA as an investment adviser by a public fund. “Contribution” is very broadly defined, and includes cash, checks, credit card payments, participations in fundraising efforts and donations of GSA’s resources. Additionally, various US states, cities and municipalities have their own laws and requirements for allocation of their assets.

A violation of either the contribution limits or the solicitation limits is an antifraud violation under the Advisers Act. A violation of the contribution limits will result in an automatic two-year “time out” for GSA from receiving any compensation for providing investment advice to a government entity.

Therefore, GSA has adopted the following management policies:

-          Pre-approval of all political contributions: all proposed contributions by you to US officials or candidates at any level of municipal, regional, state or national government must be pre-approved by the CCO. This includes any proposed contributions by your spouse, dependent children, brothers, sisters, parents, and any relative by blood or marriage living at the same physical location as the Staff member who is financially dependent on the Staff member, or upon whom the Staff member is dependent, and includes any proposed contribution which would be made indirectly via a third party. Please note that approval for political contributions may be withheld at the discretion of GSA.

-          Look-back: all Staff members on joining GSA, and whenever asked by the CCO, will confirm what contributions they or those individuals so connected to them have made to any such officials or candidates in the two years prior to their joining or to such request.

There are de minimis levels of political contribution which can be made without offending the Pay-to-Play Rule. Please ask the CCO for further details.

2.5	Bad Actor Disqualification

The “Bad Actor” rules are very important to GSA’s ability to deal with investors in the United States. Breach of these rules may significantly impact the ability of GSA to raise assets, and therefore impact the financial health of the firm. If you have any concern relating to the applicability of these rules to any aspect of GSA’s activities, please contact the CCO.

Under Rule 506(d) of Regulation D under the Securities Act, GSA will generally be disqualified from conducting a US private placement to accredited investors if GSA, any GSA Client, any of their officers or any 20%+ holder of any Client’s voting securities has been:

-          convicted of any securities-related misdemeanour or offence in the ten years prior to any GSA Client’s securities or partnership offering; or has been banned from involvement in any securities offering, or is subject to any form of restrictive or prohibitive order issued in the five years prior to any GSA Client’s securities or partnership offering, in each case by any US federal or state securities, commodities, insurance or savings & loans regulator or self-regulatory organisation or the US Postal Service; or

-          barred from membership from any US exchange or securities association for any act inconsistent with just and equitable principles of trade.

Such actions will not render of person a “bad actor” only where:

-          the action occurred or the judgment was issued before September 23, 2013;

-          the affected person successfully obtains relief from bad actor status from the SEC; or

-          if GSA establishes that it did not know and, in the exercise of reasonable care, could not have known that a disqualification existed. GSA will generally need to make a factual inquiry into whether any disqualifications exist if it intends to establish that it has exercised reasonable care.

Therefore, GSA will take the following steps:

-          Investor Relations will ensure that the CCO is informed prior to any single Investor becoming a deemed “relevant person” of any GSA Fund so that the CCO may review the proposed investment prior to its consummation.

-	The CCO will annually confirm that no Staff members, paid solicitors (i.e., placement agents) or other relevant persons present any Bad Actor issues for GSA or any GSA Fund.

Section 3 Personal Account Dealing

It is integral to the culture of GSA that the interests of GSA and GSA’s Clients are to be as far as possible the same. Conflicts of interest should be avoided. The following procedures, which combine the Regulators’ requirements with our own internal procedures, must be followed to the letter. Any breach may result in disciplinary action which, in severe cases, may be grounds for summary dismissal. If you are in doubt about the application of the following Personal Account Dealing rules in any particular situation, you must consult the CCO prior to executing the contemplated transaction.

In this section, the following terms shall have the following meanings:

“you” means both a Staff member and a Staff member’s Immediate Family and any person or relationship though which you have Beneficial Ownership over any security-holding account;

“Beneficial Ownership”, a Staff member will be considered to be a “Beneficial Owner” or to have “Beneficial Ownership” in a security if such Staff member (i) has a Pecuniary Interest in such security, (ii) has voting power with respect to the security, meaning the power to vote or direct the voting of such security or (iii) has the power to dispose, or direct the disposition of, such security. If you have any question about whether an interest in a security or an account constitutes Beneficial Ownership of that security, you should contact the CCO before executing any transaction in relation to the securities in question;

“Immediate Family” means spouses and children or other immediate family members sharing the same household with you, including step-children, grandchildren, parents, step-parents, grandparents, domestic partners, siblings, partners-in-law, and children-in-law, as well as adoptive relationships that meet these criteria;

“Pecuniary Interest”, a Staff member will be considered to have a “Pecuniary Interest” in a security if such Staff member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, a Staff member will be deemed to have a “Pecuniary Interest” in all securities owned by members of his or her Immediate Family, (ii) if a Staff member is a general partner of a general or limited partnership, he or she will be deemed to have a “Pecuniary Interest” in all securities held by such partnership, (iii) if a Staff member is a shareholder of a corporation or similar business entity, he or she will be deemed to have a “Pecuniary Interest” in all securities held by the corporation if he or she is a controlling shareholder or has or shares investment control over the corporation’s investment portfolio, (iv) if a Staff member has the right to acquire equity securities through the exercise or conversion of a derivative security, he or she will be deemed to have a Pecuniary Interest in such securities, whether or not his or her right is presently exercisable, (v) if a Staff member is a member-manager of a limited liability company, he or she will be deemed to have a “Pecuniary Interest” in the securities held by such limited liability company and (vi) ordinarily, if a Staff member is a trustee or beneficiary of a trust, where either he or she or members of his or her Immediate Family has a vested interest in the principal or income of the trust, such Staff member will be deemed to have a “Pecuniary Interest” in all securities held by that trust. If you have any question about whether an interest in a security or an account constitutes a “Pecuniary Interest”, you should contact the CCO before executing any transaction in relation to the securities in question; and

“Reportable Security” and “Reportable Securities” include: all shares and interests (both publicly listed and private, and for the avoidance of doubt all initial public offerings and private placements), investment trust shares, bonds, commodity interests (including physical metals trading, futures, index futures, commodities options, options on futures and swaps), FX trades (other than those exchanges made purely for domestic use), ETFs (whether publicly traded on a public exchange or not), Bitcoins (or other similar virtual currencies) and all spread bets or other derivative instruments the subject matter of which is a Reportable Security or Reportable Securities.

The following securities are not considered to be Reportable Securities:

-          bankers’ acceptances;

-          shares issued by open-end investment companies registered in the EU, other than funds advised, sub-advised or underwritten by GSA or any affiliate of GSA; and

-          interests in “529 college savings plans”, so long as the underlying securities within the plan are issued by open- ended investment companies registered in the EU, other than funds advised or underwritten by GSA or any affiliate of GSA).

Also, the following specific transactions shall not constitute transactions in Reportable Securities:

-          purchases of securities by automatic exercise of rights issued to the holders of a class of securities pro rata, solely to the extent they are issued with respect to securities for which a Staff member already has Beneficial Ownership (whether obtained prior to employment with GSA, by inheritance, by marriage or otherwise in accordance with this Manual);

-          automatic acquisitions or dispositions of securities as the result of a tender offer, stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganisation applicable to all holders of a class of securities for which a Staff member already has Beneficial Ownership (whether obtained prior to employment with GSA, by inheritance, by marriage or otherwise in accordance with this Manual); and

-          purchases by an automatic investment plan or other similar investment program’s investment strategy which did not involve any decision-making by yourself in relation the specific purchase. However, any initial set-up of or adjustments to such a plan which involve decisions to buy or sell any Reportable Securities would require the prior approval of the CCO as set out below.

For the avoidance of doubt, should any transaction similar to those contemplated above require your positive action in order to consummate the transaction, such transaction will be deemed to be a transaction in a Reportable Security and you must first seek permission for such transaction in accordance with the policy set out in this Manual. This includes, for example, a pension plan, ISA or other investment product which comprises component Reportable Securities over which you have investment discretion or control or where you have discretion in establishing the parameters for an automated investment plan. A workplace pension or other pension plan over which you have no investment input in respect of the component funds or individual securities shall not constitute an investment in Reportable Securities.

It is important to remember that if you make periodic adjustments to an automatic investment plan or other similar investment program’s investment strategy, and such adjustments involve the buying or selling of any Reportable Security, that each such periodic adjustment needs the prior approval of the CCO as set out above.

There is a presumption that a Staff member can exert some measure of influence or control over accounts held by their Immediate Family, but this presumption may be rebutted by presenting a written representation to the CCO. Certain information regarding any such account, however, must still be provided in the reports required by sub- section 3 above.

“securities account” is an account that is capable of holding securities (including securities excluded from the definition of “Reportable Securities above) and in which a Staff member has a Beneficial Ownership interest.

a.	Prior consent for all proposed transactions in Reportable Securities

The prior consent of the CCO is required for all personal account transactions you wish to make in any Reportable Security or Reportable Securities. Where the CCO is not available, the permission of GSA’s COO may be sought. Where GSA’s COO is not available, the permission of the CEO may be sought. No other Staff member may approve a personal account transaction request.

Prior consent must be sought via email stipulating the following information:

1.	Stock/instrument/asset:
2.	Purchase or sale:
3.	Approximate quantity:
4.	Approximate consideration:
5.	As part of your request, you must make the following statement:

“I confirm that I know of no reason why the above transaction(s) should conflict with any duty owed to any Client of GSA. I confirm that I have considered carefully whether any information I possess as to the any of the above securities or assets might be considered to be “sensitive information” as described in GSA’s Compliance Manual and I am confident that the above transaction(s) would not breach any rule or regulation applicable to GSA or the above securities or assets.”

b.	Conditions to any approval granted:

Any approval granted to you will be subject to the following conditions:

-	the approval will be valid for 24 hours only (after which a further request should be made for approval, including for any fill orders which have not completed within the original 24-hour period of approval);

-	a minimum holding period of 30 days in respect of the securities bought in the transaction; and

-	satisfactory answers to any further questions put to you by the CCO.

Any approval granted to you in respect of a subscription for shares (including a top-up) of GSA Funds is not subject to the 24 hour approval window due to the nature of the transaction.

c.	Reporting

i.	Post-transaction reporting

Once a transaction is approved and executed, a copy of the contract note or broker statement must be provided to the CCO as soon as reasonably practicable thereafter. Alternatively, you may instruct the institution hosting their accounts to send the CCO duplicate trade confirmations and/or account statements.

ii.	Initial Reporting on joining GSA

You must report to the CCO within 20 days of first becoming a Staff member:

-	the existence of any securities account in which you hold any Beneficial Ownership;

-	all Reportable Securities holdings; or, if applicable,

-	a statement that you do not have any Reportable Securities or accounts.

You must use the Periodic Holdings Reporting Form appended at Appendix 2 to this Manual to make this initial report.

ii.	Quarterly Reporting

You must report to the CCO, within 20 days of the end of each calendar quarter, details of:

-          all Reportable Securities transactions during the quarter in securities accounts in which you have Beneficial Ownership; and either

-	any securities accounts opened during the quarter that hold any securities (including those securities excluded from the definition of a Reportable Security); or

-	a statement that you did not make any Reportable Securities transactions and/or open any accounts during the previous calendar quarter.

You are not required to make:

-          quarterly reports for any transactions effected pursuant to an automatic investment plan or other similar regular investment program, such as a pension or an ISA, for which you do not make specific investment decisions during that quarter; or

-          any reports with respect to Securities held in accounts over which you had no direct or indirect influence or control, such as an account managed by an unaffiliated investment adviser on a discretionary basis.

You may either use the Periodic Holdings Reporting Forms appended at Appendix 2 to this Manual to fulfil your quarterly reporting obligations, or may reply using the electronic prompts provided by L&C.

iii.	Annual Reporting

You must report annually to the CCO, by 14 February in each calendar year:

-	all Reportable Securities holdings as of 31 December in the immediately preceding calendar year; and

-          details of any securities account and the securities held therein which are not Reportable Securities (including direct obligations of any sovereign country, bank certificates of deposit, commercial paper, high quality short term debt instruments, including repurchase agreements and shares issued by broadly diversified money market funds) in which you hold any Beneficial Ownership.

You may either utilise the GSA Certification Regarding Annual Report of Staff Member’s Personal Trading Accounts and Holdings appended hereto at Appendix 3, or may reply using the electronic prompts provided by L&C.

Note: there are no exemptions from the annual reporting process.

d.	Exceptions to the above requirements

Exceptions to the above requirements and restrictions may be granted under exceptional circumstances by the CCO on a case-by-case basis but only where there would be no possible conflict with the interests of GSA’s Clients. Any basis upon which GSA has decided that the Rules will not be applicable must be recorded.

e. Anti-avoidance provisions

If you are precluded from entering into a transaction for your own account you must not:

-	procure any other person to enter into such a transaction; or

-	communicate any information or opinion to another person if he knows or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

Section 4 Communications with external third parties and the media

GSA and its Staff members may, from time to time:

-          need to discuss GSA’s operations or Clients with our trading counterparties, service suppliers, regulators or other government agencies;

-          be contacted by third parties, including the media, who would like to discuss GSA’s activities, Clients and/or Investors, or more generally to understand our views on a non-GSA specific matter, such as aspects of financial markets or technology; or

-          wish to discuss their job and GSA’s operations socially with their friends, family and other acquaintances.

This communication may happen face-to-face, by email, phone call, instant messaging, social media or otherwise. In any such situation, it is vital that you remember the following points at all times:

-          All information relating to GSA’s operations, Funds, research, trading, Clients and/or Investors is the highly valuable intellectual property and confidential information of GSA. Disclosure of this information could give GSA’s competitors valuable insight into GSA’s activities and therefore critically damage GSA’s business and future prospects.

-          Client and Investor data is highly confidential material, disclosure of which may be illegal and/or breach GSA’s fiduciary obligations to its Clients.

-          GSA’s products are designed for sophisticated investors only, and in many cases we are forbidden from mentioning our products or their performance in the media. All communications by GSA are subject to strict FCA, SEC, CFTC and NFA rules on marketing and also fiduciary responsibility, and must never be false or misleading.

Therefore, you acknowledge and agree that, at all times:

1.   You shall exercise extreme caution when considering making a disclosure about any aspect of GSA’s business to any third party and shall state no more than is strictly necessary and appropriate for the execution of your duties to GSA in the particular circumstances.

2.   You shall not discuss details of our trading, trading strategies, performance, Investors or Clients with any third party without the prior permission of a member of the Management Committee, nor shall you make any statement in relation to such matters on any form of social media.

3.  You will at all times abide by the terms of GSA’s Communications Policy and GSA’s Security Policy.

4.   If you have any uncertainty about what level of disclosure is appropriate in your current circumstances, you must seek guidance from a member of the Management Committee.